As filed with the Securities and Exchange Commission on December 18, 2025.

Registration No. 333-226582

Registration No. 333-265505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226582

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265505

UNDER

THE SECURITIES ACT OF 1933

Berry Corporation (bry)

(Exact name of registrant as specified in its charter)

Delaware	81-5410470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16000 N. Dallas Parkway, Suite 500 Dallas, Texas	75248
(Address of Principal Executive Offices)	(Zip Code)

Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan

Berry Corporation (bry) 2022 Omnibus Incentive Plan

(Full title of the plan)

Michael L. Preston

Executive Vice President, Chief Strategy Officer and General Counsel

Berry Corporation (bry)

16000 N. Dallas Parkway, Suite 500

Dallas, Texas 75248

(Name and address of agent for service)

(661) 616-3900

(Telephone number, including area code, of agent for service)

Copies to:

Sarah K. Morgan

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Berry Corporation (bry), a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement No. 333-226582, filed with the SEC on August 3, 2018, as amended by Post-Effective Amendment No.  1 to Registration Statement No. 333-226582, filed with the SEC on June 10, 2022, registering 11,500,000 shares of the Common Stock that may be issued pursuant to the Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan (as amended from time to time).

•

Registration Statement No. 333-265505, filed with the SEC on June 9, 2022, registering 2,300,000 shares of Common Stock that may be issued pursuant to the Berry Corporation (bry) 2022 Omnibus Incentive Plan.

Effective December 18, 2025, pursuant to and in accordance with the Agreement and Plan of Merger by and among the Registrant, California Resources Corporation, a Delaware corporation (“Parent”), and Dornoch Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of shares of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the applicable offering, the Registrant hereby removes from registration, by means of these Post-Effective Amendments, any and all shares of Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on December 18, 2025.

Berry Corporation (bry) (Registrant)

By:	/s/ Michael L. Preston
Name: Michael L. Preston Title: Executive Vice President, Chief Strategy Officer and General Counsel

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 under the Securities Act of 1933, as amended.